Putnam Income Fund, October 31, 2008, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended October 31, 2008, Putnam Management
has assumed $3,975 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 	Class A		   $50,934
		Class B		    5,581
		Class C		    1,366

72DD2	Class M		    $15,778
		Class R		      107
		Class Y		   74,106

73A1		Class A		     $.460
		Class B		     .411
		Class C		     .412

73A2		Class M		     $.448
		Class R		     .448
		Class Y		     .472

74U1		Class A		  100,337
		Class B		   10,750
		Class C		    3,079

74U2		Class M		   31,771
		Class R		      271
		Class Y		  146,345

74V1		Class A		     $5.35
		Class B		     5.32
		Class C		     5.33

74V2		Class M		     $5.28
		Class R		     5.34
		Class Y		     5.40



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.